Pentair, Inc. 5500 Wayzata Blvd., Suite 800 Golden Valley, MN 55416 763 545 1730 Tel 763 656 5204 Fax	Exhibit 99.1

News Release	[LOGO OF PENTAIR]

For release at 5:00 A.M. CDT

Contact: Mark Cain (763) 656-5278

Pentair’s Second Quarter 2003 EPS Totals $0.88, First Half 2003 EPS Up 12%

Enclosures Margins Improve 310 Basis Points, Water Technologies Delivers Record Quarter

GOLDEN VALLEY, Minn. — July 17, 2003 — Pentair (NYSE: PNR) today announced that its second quarter 2003 earnings per share (EPS) of $0.88 gained two percent over EPS of $0.86 in the same period last year, resulting in first-half EPS of $1.44, a 12 percent increase over EPS of $1.29 in the first half of 2002.

Pentair’s second quarter net sales totaled $719.0 million, up from sales of $708.1 million in the same period a year ago. Operating income for the second quarter 2003 totaled $76.3 million, two percent greater than the $74.6 million reported in the second quarter of 2002.

Pentair generated Free Cash Flow (Cash from Operations less Capital Expenditures) of $68.8 million in the second quarter of 2003, resulting in a positive year-to-date Free Cash Flow of $58.7 million.

“Our supply management, lean enterprise, and cash flow initiatives continued to improve our performance in the second quarter, despite the impact of the slow economy, unfavorable weather conditions, and a challenging comparison against what was a very strong performance in the second quarter of 2002,” said Randall J. Hogan, Pentair chairman and CEO. “Our Enclosures Group realized its sixth quarter of sequential margin improvement with a 100 basis point gain over the first quarter of 2003. Our Water Technologies Group, which is now at a billion-dollar run rate, delivered a record quarter in terms of sales and operating income as a result of initiatives that are beginning to show promising results, with new growth in pumps, filtration, the European pool business, and Asia.”

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In the Tools Group, net sales of $283.4 million in the second quarter of 2003 were down seven percent compared to the same period last year. These results were attributed to the effects of an uncertain economy, unfavorable weather conditions that hampered sales of certain product lines into industrial and retail channels, and the lingering impact of the first quarter 2003 loss of compressor SKUs in the home center channel. The continued decline in demand also led to increased pricing pressure and higher promotional costs. Operating income of $23.1 million was 25 percent lower than in the same period last year, and margins of 8.2 percent were 200 basis points below those of the same period last year due to sales declines driven by lower units and price pressure, coupled with increased costs related to capacity reductions.

In the Water Technologies Group, second quarter 2003 sales of $290.7 million increased nearly 10 percent versus the same period last year due to the contributions of the Plymouth Products business and favorable effects of currency translation. The Group’s operating income of $46.0 million was up more than five percent for the quarter compared to those of the same period last year, while margins declined by 70 basis points on the same comparison. The lower margins resulted from unfavorable product mix due primarily to the slow start of the pool season, and costs associated with downsizing the Chardon, Ohio operation.

In the Enclosures Group, sales of $145.2 million in the second quarter of 2003 were up five percent compared to the same period in 2002, driven by favorable currency exchange. Second quarter operating income of $11.7 million gained 67 percent over that of the previous year’s second quarter, while margins gained 310 basis points to 8.1 percent. The continued margin improvement was attributed to productivity improvements from lean enterprise activities and supply chain initiatives.

“While sales were weak in the Tools Group, growth initiatives in both the Enclosures and Water Technologies Groups are showing promising results,” Hogan said. “Given continued gains in our Enclosures and Water Technologies businesses, and our cautious outlook on Tools, we are targeting third quarter 2003 EPS of between $0.70 and $0.80.”

Pentair EPS guidance for the full year 2003 of between $2.90 and $3.05 is unchanged from guidance provided on April 17, 2003.

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A Pentair conference call scheduled for 11:00 a.m. CDT today will be webcast live via http://www.pentair.com. The conference call, which can be found on the site’s “Financial Information” page, will be archived at the same location.

Pentair is a Minnesota-based manufacturer whose core businesses compete in tools, water technologies, and enclosures markets. The company employs 12,000 people in more than 50 locations around the world.

Any statements made about the company’s anticipated financial results are forward-looking statements subject to risks and uncertainties such as continued economic growth; foreign currency effects; retail and industrial demand; product introductions; and pricing and other competitive pressures. Forward-looking statements included herein are made as of the date hereof and the company undertakes no obligation to update publicly such statements to reflect subsequent events or circumstances. Actual results could differ materially from anticipated results.

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Pentair, Inc. and Subsidiaries

Condensed Consolidated Statements of Income (Unaudited)

	Three months ended		Six months ended
In thousands, except per-share data	June 28 2003	June 29 2002	June 28 2003	June 29 2002
Net sales	$718,989	$708,116	$1,356,505	$1,311,179
Cost of goods sold	535,501	532,136	1,017,726	998,188

Gross profit	183,488	175,980	338,779	312,991
% of net sales	25.5%	24.9%	25.0%	23.9%
Selling, general and administrative	95,932	92,367	188,914	175,287
% of net sales	13.3%	13.0%	13.9%	13.4%
Research and development	11,224	9,021	21,345	17,385
% of net sales	1.6%	1.3%	1.6%	1.3%

Operating income	76,332	74,592	128,520	120,319
% of net sales	10.6%	10.5%	9.5%	9.2%
Net interest expense	9,837	10,476	19,830	24,206
% of net sales	1.4%	1.5%	1.5%	1.8%

Income before income taxes	66,495	64,116	108,690	96,113
% of net sales	9.2%	9.1%	8.0%	7.3%
Provision for income taxes	22,608	21,140	36,954	31,699
Effective tax rate	34.0%	33.0%	34.0%	33.0%

Net income (loss)	$43,887	$42,976	$71,736	$64,414

Earnings per common share
Basic	$0.89	$0.87	$1.45	$1.31
Diluted	$0.88	$0.86	$1.44	$1.29

Weighted average common shares outstanding
Basic	49,381	49,228	49,364	49,201
Diluted	49,812	50,039	49,715	49,812

Cash dividends declared per common share	$0.21	$0.18	$0.40	$0.36

Pentair, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets (Unaudited)

In thousands	June 28 2003	December 31 2002	June 29 2002
Assets
Current assets
Cash and cash equivalents	$45,465	$39,648	$29,289
Accounts and notes receivable, net	442,366	403,793	450,701
Inventories	333,370	293,202	305,663
Deferred income taxes	57,524	55,234	67,087
Prepaid expenses and other current assets	20,695	17,132	21,189
Net assets of discontinued operations	2,166	1,799	2,399

Total current assets	901,586	810,808	876,328

Property, plant and equipment, net	342,784	351,316	314,655

Goodwill	1,245,812	1,218,341	1,098,952
Other assets	137,339	133,985	110,894

Total assets	$2,627,521	$2,514,450	$2,400,829

Liabilities and Shareholders’ Equity
Current liabilities
Short-term borrowings	$329	$686	$—
Current maturities of long-term debt	58,516	60,488	6,089
Accounts and notes payable	214,213	171,709	206,159
Employee compensation and benefits	76,884	84,965	76,548
Accrued product claims and warranties	38,920	36,855	39,678
Income taxes	17,086	12,071	15,234
Other current liabilities	109,186	109,426	118,775

Total current liabilities	515,134	476,200	462,483

Long-term debt	669,687	673,911	638,554
Pension and other retirement compensation	132,622	124,301	80,405
Post-retirement medical and other benefits	42,293	42,815	43,102
Deferred income taxes	33,745	31,728	35,143
Other noncurrent liabilities	62,497	59,771	63,005

Total liabilities	1,455,978	1,408,726	1,322,692

Shareholders’ equity	1,171,543	1,105,724	1,078,137

Total liabilities and shareholders’ equity	$2,627,521	$2,514,450	$2,400,829

Days sales in accounts receivable (13 month moving average)	58	59	63
Days inventory on hand (13 month moving average)	65	63	68
Days in accounts payable (13 month moving average)	53	53	56
Debt/total capital	38.3%	39.9%	37.4%

Pentair, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows (Unaudited)

	Six months ended
In thousands	June 28 2003	June 29 2002
Operating activities
Net income	$71,736	$64,414
Depreciation	32,031	30,376
Other amortization	2,566	1,728
Deferred income taxes	(614)	3,485
Stock compensation	306	—
Changes in assets and liabilities, net of effects of business acquisitions
Accounts and notes receivable	(31,013)	(43,461)
Inventories	(33,148)	(1,620)
Prepaid expenses and other current assets	(3,899)	(5,087)
Accounts payable	38,753	25,407
Employee compensation and benefits	(8,783)	1,099
Accrued product claims and warranties	1,125	1,894
Income taxes	3,816	8,496
Other current liabilities	(3,515)	8,077
Pension and post-retirement benefits	4,795	3,508
Other assets and liabilities	3,863	1,217

Net cash provided by continuing operations	78,019	99,533
Net cash provided by (used for) discontinued operations	(367)	2,926

Net cash provided by operating activities	77,652	102,459

Investing activities
Capital expenditures	(18,935)	(15,275)
Proceeds (payments) from sale of businesses	(2,400)	1,547
Acquisitions, net of cash acquired	(15,150)	—
Equity investments	(5,461)	(4,169)
Other	47	(165)

Net cash used for investing activities	(41,899)	(18,062)

Financing activities
Net short-term borrowings (repayments)	(549)	665
Proceeds from long-term debt	291,691	119,689
Repayment of long-term debt	(301,300)	(201,388)
Proceeds from exercise of stock options	699	2,107
Dividends paid	(19,738)	(17,713)

Net cash used for financing activities	(29,197)	(96,640)

Effect of exchange rate changes on cash	(739)	1,688

Change in cash and cash equivalents	5,817	(10,555)
Cash and cash equivalents, beginning of period	39,648	39,844

Cash and cash equivalents, end of period	$45,465	$29,289

Free cash flow
Net cash provided by operating activities	$77,652	$102,459
Less capital expenditures (including buyout of synthetic lease)	(18,935)	(15,275)

Free cash flow	$58,717	$87,184

Pentair, Inc. and Subsidiaries

Supplemental Financial Information by Reportable Business Segment (Unaudited)

In thousands	First Qtr 2003	Second Qtr 2003	Six Months 2003	First Qtr 2002	Second Qtr 2002	Six Months 2002
Net sales to external customers
Tools	$251,765	$283,416	$535,181	$252,092	$303,771	$555,863
Water	246,440	290,692	537,132	211,411	265,531	476,942
Enclosures	139,311	144,881	284,192	139,560	138,814	278,374

Consolidated	$637,516	$718,989	$1,356,505	$603,063	$708,116	$1,311,179

Intersegment sales
Tools	$—	$—	$—	$—	$—	$—
Water	—	—	—	—	—	—
Enclosures	142	355	497	—	—	—
Other	(142)	(355)	(497)	—	—	—

Consolidated	$—	$—	$—	$—	$—	$—

Operating income (loss)
Tools	$17,686	$23,148	$40,834	$16,686	$30,837	$47,523
Water	29,504	46,002	75,506	29,747	43,708	73,455
Enclosures	9,865	11,703	21,568	4,608	6,995	11,603
Other	(4,867)	(4,521)	(9,388)	(5,314)	(6,948)	(12,262)

Consolidated	$52,188	$76,332	$128,520	$45,727	$74,592	$120,319

Operating income as a percent of net sales
Tools	7.0%	8.2%	7.6%	6.6%	10.2%	8.5%
Water	12.0%	15.8%	14.1%	14.1%	16.5%	15.4%
Enclosures	7.1%	8.1%	7.6%	3.3%	5.0%	4.2%
Consolidated	8.2%	10.6%	9.5%	7.6%	10.5%	9.2%